Exhibit 99.1

Mai Fyfield Elected To Roku Board Of Directors

LOS GATOS, Calif. -- May 24, 2018 -- Roku Inc. (NASDAQ: ROKU) announced that stockholders at the company’s annual meeting today elected Mai Fyfield to the company’s board of directors, effective immediately.

Mai Fyfield has been Chief Strategy Officer and Chief Commercial Officer of Sky Group since 2015 and has served in various roles at Sky since 1999. Fyfield served as a Roku board observer from 2014 until the company's IPO in 2017.

Fyfield holds a B.A. in Economics from Cambridge University and a M.A. in Economics from Tufts University.

“We’re delighted to welcome Mai Fyfield to the Roku board of directors,” Roku Founder and CEO Anthony Wood said. “Mai brings significant strategic experience in working with media and technology companies. Her deep understanding in the growth and development of Roku’s business as a board observer makes her a strong addition to our board.”

Fyfield, who will also serve on the board’s audit committee, will have a three-year term on the board of directors.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku is headquartered in Los Gatos, Calif., U.S.A.

Contacts:

Investor Relations
James Samford
ir@roku.com

Media
Eric Savitz
esavitz@roku.com